FREE WRITING PROSPECTUS Dated January 23, 2007	Filed Pursuant to Rule 433 Registration No. 333-124935

$800MM  HARLEY-DAVIDSON MOTORCYCLE TR 2007-1

           CO-LEADS:WACH/JPM;  COMGRS: ABN/BNP/CITI

Class	Size	Rating Moodys/ S&P	WAL	WNDW	Spread	Yield	Coupon	Price
A-1	141 MM	P-1/A1+	0.20	1-6	-5	5.30025	5.30025%	100.00000
A-2	290 MM	Aaa/AAA	1.10	6-22	-1	5.356	5.29%	99.99257
A-3	158 MM	Aaa/AAA	2.20	22-32	+3	5.284	5.22%	99.98622
A-4	143 MM	Aaa/AAA	3.16	32-44	+8	5.272	5.21%	99.98569
B	48 MM	A1/A	3.63	44-44	+25	5.435	5.37%	99.98558
C	20 MM	Baa2/BBB	3.63	44-44	+42	5.605	5.54%	99.99814

         ALL NOTES ARE ERISA ELIGIBLE
         PRICED TO 1.80% ABS

         SETTLEMENT:  01/31/2007

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.

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